Exhibit 3.1

AMENDED AND RESTATED BYLAWS

OF

SEATTLE GENETICS, INC.

AS AMENDED AND RESTATED EFFECTIVE JANUARY 15, 2020

ARTICLE V INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS		15

5.1	Indemnification of Directors and Officers	15
5.2	Indemnification of Others	15
5.3	Payment of Expenses in Advance	15
5.4	Indemnity Not Exclusive	16
5.5	Insurance	16
5.6	Conflicts	16

ARTICLE VI GENERAL MATTERS		17

6.1	Maintenance of Records	17
6.2	Stock Certificates	17
6.3	Special Designation on Certificates	17
6.4	Lost Certificates	18
6.5	Dividends	18
6.6	Fiscal Year	18
6.7	Seal	18

ARTICLE VII AMENDMENTS		18

-ii-

AMENDED AND RESTATED

BYLAWS

OF

SEATTLE GENETICS, INC.

ARTICLE I

MEETINGS OF STOCKHOLDERS

1.1    Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, or may not be held at any place, but may instead be held solely by means of remote communication, as may be designated by resolution of the Board of Directors.

1.2    Annual Meeting.

(a)    The annual meeting of stockholders shall be held each year on a date and at a time designated by resolution of the Board of Directors. At the meeting, directors shall be elected as provided in the Certificate of Incorporation and any other proper business may be transacted.

1.3    Special Meeting.

(a)    A special meeting of stockholders may be called at any time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or, subject to the requirements of Section 1.4, by one or more holders of record holding a number of shares comprising in the aggregate not less than 50% of the outstanding shares of each class of stock entitled to vote at such meeting.

(b)    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

(c)    Notwithstanding the foregoing provisions of this Section 1.3, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder with respect to matters set forth in this Section 1.3 and Section 1.4(b).

1.4    Notice of Stockholder’s Meetings; Affidavit of Notice; Special Meetings Called by Stockholders.

(a)    All notices of meetings of stockholders shall be in writing and shall be sent or otherwise given in accordance with this Section 1.4 of these Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date, and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. In addition, if a stockholder has consented to receive notices by a form of electronic transmission, then such notice, by facsimile telecommunication, or by electronic mail, shall be deemed to be given when directed to a number or an electronic mail address, respectively, at which the stockholder has consented to receive notice. If such notice is transmitted by a posting on an electronic network together with separate notice to the stockholder of such specific posting, such notice shall be deemed to be given upon the later of (i) such posting and (ii) the giving of such separate notice. If such notice is transmitted by any other form of electronic transmission, such notice shall be deemed to be given when directed to the stockholder. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Exchange Act and Section 233 of the General Corporation Law of Delaware. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form through an automated process. An affidavit of the Secretary or an assistant secretary or of the transfer agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(b)    In order for stockholders representing the requisite percentage of the total shares outstanding designated in Section 1.3(a) to call a special meeting, a request therefor shall be in writing, and shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation. No business may be transacted at such special meeting otherwise than specified in such request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any stockholder-requested special meeting. If none of the stockholders who submitted the special meeting request appears at or sends a qualified representative to the stockholder-requested special meeting to present the matters to be presented for consideration that were specified in the stockholder meeting request, the Corporation need not present such matters for a vote at such meeting.

The special meeting request(s) shall (i) set forth the name and address, as they appear on the Corporation’s books, of each stockholder of record signing such request (or on whose behalf such request is signed) and of the beneficial owner, if any, on whose behalf such request is made, a statement of the specific purpose or purposes of the special meeting, the matter or matters proposed to be acted on at the special meeting and the reasons for conducting such business at the special meeting, and the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), (ii) bear the date of signature of each such stockholder (or duly authorized agent) signing the special meeting request, and (iii) contain such other information and representations, to the extent applicable, regarding each stockholder submitting the special meeting request, the beneficial owner, if any, at whose direction such request is being made, and the matters proposed to be acted on at the special meeting that would be required to be set forth in a stockholder’s notice delivered pursuant to Section 1.5 hereof. Any requesting stockholder may revoke his special meeting request at any time by written revocation delivered to the Secretary of the Corporation at the principal executive offices of the Corporation. If a special meeting request is made that complies with this Section 1.4(b) and all other applicable sections of these Bylaws, the Board of Directors may (in lieu of calling the stockholder-requested special meeting) present a Similar Item (as defined below) for stockholder approval at any other meeting of stockholders that is held within 90 days after the Corporation received such special meeting request.

The Secretary of the Corporation shall not be required to call a special meeting pursuant to a special meeting request if (i) the special meeting request relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the special meeting request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (iii) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 30 days prior to receipt by the Corporation of such special meeting request (and, for purposes of this clause (iii), the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (iv) the Board of Directors calls an annual or special meeting of stockholders (in lieu of calling the stockholder-requested special meeting) in accordance with the last sentence of the preceding paragraph, (v) a Similar Item is already included in the Corporation’s notice as an item of business to be brought before a meeting of the stockholders that has been called but not yet held, or (vi) such special meeting request was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law.

Except as provided in the next sentence, any special meeting shall be held at such date and time as may be fixed by the Board of Directors in accordance with these Bylaws and in compliance with the General Corporation Law of Delaware. In the case of a stockholder-requested special meeting, such meeting shall be held at such date, time and place as shall be provided in the notice of such meeting, and the record date for stockholders entitled to notice of and to vote at such meeting shall be determined in accordance with Section 1.11 hereof; provided that, except as otherwise provided herein, the date of any stockholder-requested special meeting shall be not more than 90 days after the Secretary’s receipt of special meeting request(s) constituting the requisite percent made in compliance with this Section 1.4 and all other applicable sections of these Bylaws.

1.5    Advance Notice of Stockholder Nominees and Other Stockholder Proposals.

(a)    The matters to be considered and brought before any annual or special meeting of stockholders of the Corporation, other than a stockholder-requested special meeting, shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 1.5.

(b)    For any matter to be brought properly before any annual meeting of stockholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors or (iii) brought before the annual meeting by a stockholder who is a stockholder of record of the Corporation on the date the notice provided for in this Section 1.5 is delivered to the Secretary of the Corporation, who is entitled to vote at the annual meeting and who complies with the procedures set forth in this Section 1.5. In addition to any other requirements under applicable law and the Certificate of Incorporation and these Bylaws, written notice (the “Stockholder Notice”) of any nomination or other proposal must be timely and any proposal, other than a nomination, must constitute a proper matter for stockholder action. To be timely, the Stockholder Notice must be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Stockholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting Date or (ii) the tenth day following the date such Other Meeting Date is first publicly announced or disclosed. A Stockholder Notice must contain the following information: (i) whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter the Stockholder Notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”), (ii) the name and address of all Interested Persons, (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by all Interested Persons, (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the Stockholder Notice by or for the benefit of any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof, and (v) a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Stockholder Notice. As used herein, “beneficially owned” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act. The Stockholder Notice shall be updated not later than 10 days after the record date for the determination of stockholders entitled to vote at the meeting to provide any material changes in the foregoing information as of the record date. Any Stockholder Notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of the Corporation if elected, and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation). The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably require to determine whether the nominee would be considered “independent” as a director or as a member of the audit committee of the Board of Directors under the various rules and standards applicable to the Corporation. Any Stockholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and (ii) a brief written statement of the reasons why such stockholder favors the proposal.

Notwithstanding anything in this Section 1.5(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and either all of the nominees for director or the size of the increased Board of Directors is not publicly announced or disclosed by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder Notice shall also be considered timely hereunder, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the first date all of such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

(c)    For any matter to be brought properly before a special meeting of stockholders, other than a stockholder-requested special meeting, the matter must be set forth in the Corporation’s notice of the meeting given by or at the direction of the Board of Directors. In the event that the Corporation calls a special meeting of stockholders for the purpose of electing one or more persons to the Board of Directors, not at the request of any stockholders acting pursuant to Section 1.4(b) of these Bylaws, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of the meeting, if the Stockholder Notice required by Section 1.5(b) hereof shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the tenth day following the day on which the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is publicly announced or disclosed.

(d)    For purposes of this Section 1.5, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(e)    Only persons who are nominated in accordance with the procedures set forth in this Section 1.5 shall be eligible for election as directors of the Corporation, except with respect to stockholder-requested special meetings. In no event shall the postponement or adjournment of an annual meeting already publicly noticed, or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 1.5. This Section 1.5 shall not apply to (i) stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act or (ii) the election of directors selected by or pursuant to the provisions of Article IV of the Certificate of Incorporation relating to the rights of the holders of any class or series of stock of the Corporation having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances.

(f)    The person presiding at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 1.5 and, if not so given, shall direct and declare at the meeting that such nominees and other matters are not properly before the meeting and shall not be considered. Notwithstanding the foregoing provisions of this Section 1.5, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

1.6    Quorum.

The holders of a majority of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the Chairman of the meeting on his or her own motion or (b) holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, shall have power to adjourn the meeting to another place (if any), date or time until a quorum shall be present or represented.

1.7    Adjourned Meeting; Notice.

When a meeting is adjourned to another place (if any), date or time, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place (if any), thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the place (if any), date and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

1.8    Conduct of Business.

(a)    Such person as the Board of Directors may have designated or, in the absence of such a person, Chief Executive Officer or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as Chairman of the meeting. In the absence of the Secretary of the Corporation, the Secretary of the meeting shall be such person as the Chairman of the meeting appoints.

(b)    The Chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including the manner of voting and the conduct of business. The date and time of opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. The Chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation and restrictions on entry to such meeting after the time prescribed for the commencement thereof.

1.9    Voting.

(a)    The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 1.11 of these Bylaws, subject to the provisions of Sections 217 and 218 of the General Corporation Law of Delaware (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

(b)    Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

(c)    Except as may be otherwise required by the Certificate of Incorporation, each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present, provided however, that, notwithstanding the foregoing, if (i) the Secretary of the Corporation has received a notice pursuant to these Bylaws that a stockholder intends to nominate a director or directors for election at a meeting of stockholders in accordance with these Bylaws and (ii) such proposed nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders, then, except as may be otherwise required by the Certificate of Incorporation, the directors shall be elected by a plurality of the votes cast (instead of by the majority of the votes cast) at such meeting provided a quorum is present.    Except as otherwise required by law or in the Certificate of Incorporation or these Bylaws, all other matters shall be determined by a majority of the votes cast affirmatively or negatively at any meeting at which a quorum is present.

1.10    Inspectors.

Prior to any meeting of stockholders, the Board of Directors or the Chief Executive Officer shall appoint one or more inspectors to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by telegram, cablegram, or other electronic transmission from which it can be determined that the proxy was authorized by the stockholder, any written ballot or, if authorized by the Board of Directors, a ballot submitted by electronic transmission together with any information from which it can be determined that the electronic transmission was authorized by the stockholder, any information provided in a record of a vote if such vote was taken at the meeting by means of remote communication along with any information used to verify that any person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder, ballots and the regular books and records of the Corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for such purpose, they shall, at the time they make their certification, specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

1.11    Fixing Date for Determination of Stockholders of Record.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix the record date for stockholders entitled to notice of such adjourned meeting, which such record date may be the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

1.12    Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by an instrument in writing or by an electronic transmission permitted by law filed with the Secretary of the Corporation, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

1.13    List of Stockholders Entitled to Vote.

The Secretary of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10PthP day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 1.13 shall require the Corporation to include electronic mail addresses or other electronic content information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

ARTICLE II

DIRECTORS

2.1    Powers.

Subject to the provisions of the General Corporation Law of Delaware and any limitations in the Certificate of Incorporation, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors.

2.2    Number of Directors.

The number of directors constituting the entire Board of Directors shall be nine (9).

2.3    Election of Directors.

Directors shall be elected as provided in the Certificate of Incorporation. Directors need not be stockholders. Each director, including a director elected to fill a vacancy, shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Unless otherwise specified in the Certificate of Incorporation, elections of directors need not be by written ballot.

2.4    Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the attention of the Secretary of the Corporation. Vacancies in the Board of Directors and newly created directorships shall be filled as provided in the Certificate of Incorporation.

2.5    Place of Meetings; Meetings by Telephone.

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee thereof, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

2.6    Regular Meetings.

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

2.7    Special Meetings; Notice.

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board, the Chief Executive Officer, the Secretary or any two (2) directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.

2.8    Quorum.

At all meetings of the Board of Directors, a majority of the number of directors in office shall constitute a quorum for the transaction of business; provided that such number is at least one-third of the authorized number of directors. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Certificate of Incorporation. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

2.9    Waiver of Notice.

Whenever notice is required to be given under any provision of the General Corporation Law of Delaware or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or waiver by electronic mail or other electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

2.10    Board Action by Written Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee. Written consents representing actions taken by the Board of Directors or committee thereof may be executed by electronic transmission, and such electronic transmission shall be valid and binding to the same extent as if it were an original. If the minutes of the Board of Directors or committee thereof are maintained in paper form, consents obtained by electronic transmission shall be reduced to written form and filed with such minutes.

2.11    Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

2.12    Approval of Loans to Officers.

The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or other assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this Section 2.12 contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

ARTICLE III

COMMITTEES

3.1    Committees of Directors.

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of Delaware to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the Corporation. Unless otherwise provided in the Certificate of Incorporation or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

3.2    Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.3    Meetings and Action of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Section 2.5, Section 2.6, Section 2.7, Section 2.8, Section 2.9, and Section 2.10 of these Bylaws, with such changes in the context of such provisions as are necessary to substitute the committee and its members for the Board of Directors and its members; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Board of Directors and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors or a committee thereof may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

ARTICLE IV

OFFICERS

4.1    Officers.

The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary, and a Chief Financial Officer. The Corporation may also have, at the discretion of the Board of Directors, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of Section 4.3 of these Bylaws. Any number of offices may be held by the same person.

4.2    Appointment of Officers.

The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 4.3 of these Bylaws, shall be appointed by the Board of Directors.

4.3    Subordinate Officers.

The Board of Directors may appoint, or empower the Chief Executive Officer or the President to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

4.4    Removal and Resignation of Officers.

Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written notice to the attention of the Secretary of the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

4.5    Vacancies in Offices.

Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

4.6    Powers and Duties.

The officers of the Corporation shall have such powers and duties in the management of the Corporation as shall be stated in these Bylaws or in a resolution of the Board of Directors which is not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Secretary of the Corporation shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE V

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES,

AND OTHER AGENTS

5.1    Indemnification of Directors and Officers.

The Corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 5.1, a “director” or “officer” of the Corporation includes any person (a) who is or was a director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a Corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

5.2    Indemnification of Others.

The Corporation shall have the power, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 5.2, an “employee” or “agent” of the Corporation (other than a director or officer) includes any person (a) who is or was an employee or agent of the Corporation, (b) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

5.3    Payment of Expenses in Advance.

Expenses incurred in defending any action or proceeding for which indemnification is required pursuant to Section 5.1 or for which indemnification is permitted pursuant to Section 5.2 following authorization thereof by the Board of Directors shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined, by final judicial decision from which there is no further right to appeal, that the indemnified party is not entitled to be indemnified as authorized in this Article V.

5.4    Indemnity Not Exclusive.

The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification may been titled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent that such additional rights to indemnification are authorized in the Certificate of Incorporation.

5.5    Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the General Corporation Law of Delaware.

5.6    Conflicts.

No indemnification or advance shall be made under this Article V, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears:

(a)    that it would be inconsistent with a provision of the Certificate of Incorporation, these Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(b)    that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

ARTICLE VI

GENERAL MATTERS

6.1    Maintenance of Records.

Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method; provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records in accordance with law.

6.2    Stock Certificates.

The shares of the Corporation shall be represented by certificates; provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman of the Board or vice-chairman of the Board of Directors, if any, or the Chief Executive Officer or the President or vice-president, and by the Chief Financial Officer or an assistant treasurer, or the Secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

6.3    Special Designation on Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

6.4    Lost Certificates.

Except as provided in this Section 6.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and canceled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.5    Dividends.

The directors of the Corporation, subject to any restrictions contained in (a) the General Corporation Law of Delaware or (b) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock.

6.6    Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

6.7    Seal.

The Corporation may adopt a corporate seal, which may be altered at pleasure, and may use the same by causing it or a facsimile thereof, to be impressed or affixed or in any other manner reproduced.

ARTICLE VII

AMENDMENTS

The Bylaws of the Corporation may be adopted, amended or repealed, and new Bylaws adopted, by the Board of Directors, but the stockholders entitled to vote may adopt additional Bylaws and may amend or repeal any Bylaw, whether or not adopted by them.